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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                 PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFT
                            DISCLOSEABLE TRANSACTION
                     TIME EXTENSION FOR DESPATCH OF CIRCULAR

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Reference is made to the Announcement regarding the purchase of four Boeing 737
NG series aircraft by the Company. The Company has applied to the Stock Exchange for a waiver from strict compliance with Listing Rule 14.38 in relation to the timing for the despatch of the Circular. The Circular is expected to be available for despatch as soon as practicable but not later than 3rd February, 2006.
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Reference is made to the announcement of the Company published in the newspapers on 21st December, 2005 (the "ANNOUNCEMENT") regarding the purchase of four
Boeing 737 NG series aircraft (with engines) by the Company. Terms used herein shall have the same meanings as defined in the Announcement unless the context otherwise requires.

Pursuant to the Listing Rules, a circular ("CIRCULAR") regarding the "discloseable transaction" as mentioned in the Announcement is required to be despatched to the Company's shareholders within 21 days after publication of the Announcement. More time than expected is needed to settle on certain disclosures to be included in the Circular. The Company has therefore applied to the Stock Exchange for a waiver from strict compliance with the requirements under Rule
14.38 of the Listing Rules in relation to the timing for the despatch of the Circular. The Directors expect that the Circular will be available for despatch as soon as practicable but not later than 3rd February, 2006.



                                              By order of the board of Directors
                                                    CHINA EASTERN AIRLINES
                                                     CORPORATION LIMITED
                                                          LUO ZHUPING
                                                Director and Company Secretary

The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)

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Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
12th January, 2006

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